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                                                                    EXHIBIT 10.2

                                    AMENDMENT
                                     OF THE
          1995 LONG-TERM INCENTIVE PLAN OF STONE CONTAINER CORPORATION

               WHEREAS, Smurfit-Stone Container Corporation (the "Company") maintains the 1995 Long-Term Incentive Plan of Stone Container Corporation (the "Plan"); and

               WHEREAS, the Company now considers it desirable to amend the Plan;

               NOW, THEREFORE, pursuant to the power reserved to the Company by
Section 6.2 of the Plan, and by virtue of the authority delegated to the undersigned officer by resolution of the Company's Board of Directors, the Plan is hereby amended, effective as of July 1, 1999, in the following particulars:

        1. By substituting the following for Section 2.1(c) of the Plan:

                "(c) METHOD OF EXERCISE. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) in Mature Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) by providing irrevocable written instructions authorizing (I) a broker-dealer acceptable to the Company to withhold and sell whole shares of Common Stock which would otherwise be delivered upon exercise of the option having a Fair Market Value, determined as of the date of such exercise, equal to the aggregate purchase price payable by reason of such exercise and to remit such sum to the Company, and (II) to the Company to deliver the certificates for the necessary shares of Common Stock directly to such broker-dealer in order to complete the sale, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, or (E) a combination of
           (A) and (B), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B) through (E) and in the case of an optionee who is subject to Section 16 of the Exchange Act, the Company may require that the

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           method of making such payment be in compliance with Section 16 and the rules and regulations thereunder. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the holder. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid."

        2. By deleting the following sentence from Section 6.5 of the Plan:

           "An Agreement may provide for shares of Common Stock to be delivered or withheld having an aggregate Fair Market Value in excess of the minimum amount required to be withheld, but not in excess of the amount determined by applying the holder's maximum marginal tax rate."

                                            * * *

        IN WITNESS WHEREOF, on behalf of the Company, the undersigned officer has executed this amendment this 1st day of July, 1999.

                                            SMURFIT-STONE CONTAINER CORPORATION

                                            By:  /s/ Craig A. Hunt
                                            Its:   Vice President



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